Exhibit 10.12a

ESTĒE
LAUDER
C O M P A N I E S

[DATE]

[Name]

[Title]

[Company]

[Address]

[Address]

RE:                       Interest-Bearing Cash Account Deferral Agreement

Dear [  ]

You have elected to defer receipt of certain amounts which will otherwise become payable to you by The Estée Lauder Companies Inc. (the “Company”) in the future in connection with your service on the Board of Directors of the Company and certain Committees of that Board.  This letter (the “Agreement”) sets forth the terms of the deferral facility.  A copy of your deferral election is attached hereto and forms a part of this Agreement.

1.    This Agreement shall cover all fees otherwise payable by the Company in connection with your service on the Company’s Board and on any Committees of the Board during the term of this Agreement (the “Deferred Payments”).  This Agreement shall not cover, and your Deferred Payments shall not include, stock-based compensation paid or payable to you (plus the reimbursement for taxes related to the grant of 2,000 shares to you) or reimbursement for expenses incurred in connection with your Company activities.

2.    The Company shall establish a notional Deferred Payment Account in your name, and shall credit to such Account the amounts otherwise payable to you in cash on the date such cash payment would have been made had it not been deferred.

3.    (a) Amounts accrued from time to time in the Deferred Payment Account shall additionally be credited with interest, compounded annually, as of December 31, [XXXX], and each December 31 thereafter until all Deferred Payments and accrued interest credited to the Deferred Payment Account shall have been paid in accordance with the terms of this Agreement. Appropriate pro-ration shall be made for part year interest credits.

(b) The rate of interest credited from time to time pursuant to this paragraph 3 shall be the Citibank base rate in effect as of the date of such credit.

4.    Subject to the terms of paragraph 5, below, the amounts credited to the Deferred Payment Account shall be paid in a lump sum in cash on the first business day of the calendar year next following your last day of service for the Company.

5.    In the event of your death prior to the payment to you of all amounts then credited to your Deferred Payment Account, amounts then credited to your Deferred Payment Account, including interest as set out at paragraph 3, above, from the preceding December 31 to the date of payment, shall be paid to your executor or administrator within ninety (90) days of the date of your death.

6.    This Agreement shall continue in full force and effect unless it shall be terminated with respect to future fee payments, by you or by the Company, by either party giving written notice of such termination.  If such notice is given, termination shall be effective as of the first January 1 that occurs more than ninety (90) days after the date of such notice. Notwithstanding the giving of such notice, amounts deferred prior to the effective date of termination shall be paid at the time and in the manner set forth in paragraph 4 or 5 above.

7.    Nothing in this letter agreement shall be deemed to create a trust or segregated asset account of any nature, and no money or other thing of value shall be separately held by the Company in connection with its obligation to make Deferred Payments hereunder.  The attempt by any person to anticipate, hypothecate or otherwise receive value in respect of such obligation prior to the date scheduled for the payment of Deferred Payments under the terms of this Agreement shall be null and void and of no force or effect.

Please indicate your acknowledgment of and agreement to all of the foregoing by signing below and returning this Agreement to the Company as indicated in the attached materials.

Very truly yours,

THE ESTÉE LAUDER COMPANIES INC.

By:
[Name]

ACKNOWLEDGED AND AGREED TO:

By:
[Name]

Date:

CONFIDENTIAL
To:	[DIRECTOR NAME]	ESTĒE LAUDER C O M P A N I E S

From:	[NAME]

Re:	Election Form – Director Compensation Deferral

Date:	[XXX]

You have the ability to elect to defer the receipt of your annual cash retainers for your Board and Committee service (“Board Fees”) into either (a) a stock unit account, which includes dividend credits or (b) an interest-bearing cash account.  In each case, all deferred amounts would be paid out to you in a lump sum in cash as of the first business day of the calendar year following the date on which all your services for the Company terminate.

Please check the appropriate box below regarding your deferral decision and sign and date this form. If you choose to defer your Board Fees, please also sign and date the appropriate deferral agreement that will form a part of this election form.  Please note that your election to defer your Board Fees will remain in effect until terminated in accordance with the terms of the deferral agreement.

Please return this form and any applicable agreements via email to [Legal Department, Name] by [DATE].  Please also mail the original(s) to:

[NAME] - Legal Department, The Estée Lauder Companies Inc.

767 Fifth Avenue, New York, NY  10153

Please keep a copy for your records as well.  Please check one of the choices below to make your deferral election:

/____/ I hereby elect to defer payment of all my Board Fees into a Stock-Unit Account (please also sign and date the enclosed “Stock Unit Account Deferral Agreement”)

/____/ I hereby elect to defer payment of all my Board Fees into an Interest-Bearing Cash Account (please sign and date the enclosed “Interest-bearing Cash Account Deferral Agreement”)

/____/ Do not defer my Board Fees

[Name]	[Date]

Enclosures